EXHIBIT 99.1

China Fire & Security Group, Inc. Shareholders Vote to Approve Merger

BEIJING, Sept. 22, 2011 (GLOBE NEWSWIRE) -- China Fire & Security Group, Inc. (the "Company") (Nasdaq:CFSG), a leading total solution provider of industrial fire protection systems in China, announced today that, at the special meeting of shareholders held today, the Company's shareholders voted in favor of the proposal to adopt the previously announced Agreement and Plan of Merger, dated May 20, 2011 (the "Merger Agreement"), by and among the Company, Amber Parent Limited, an exempted company incorporated in the Cayman Islands ("Parent"), and Amber Mergerco, Inc., a Florida corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), providing for the merger of Merger Sub with and into the Company (the "Merger"), with the Company surviving the merger as a wholly-owned subsidiary of Parent. Approximately 83.92% of the Company's total outstanding shares of common stock entitled to vote at such meeting voted in person or by proxy at the special meeting. Of the total outstanding shares of the Company's common stock entitled to vote at such meeting, approximately 83.04% were voted in favor of the proposal to adopt the Merger Agreement. The proposal to adopt the Merger Agreement was also approved by approximately 60.05% of the shares of common stock outstanding held by unaffiliated shareholders, satisfying the "majority of the minority" voting requirement set forth in the Merger Agreement.

The parties currently expect to complete the merger in the last quarter of 2011, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement. If completed, the proposed merger would result in the Company becoming a privately held company and its common stock would no longer be listed on the NASDAQ Capital Market.

About China Fire & Security Group, Inc.

China Fire & Security Group, Inc. is a leading total solution provider of industrial fire protection systems in China. Leveraging on its proprietary technologies, the Company is engaged primarily in the design, manufacturing, sales and maintenance services of a broad product portfolio including detectors, controllers, and fire extinguishers. The Company owns a comprehensive portfolio of patents covering fire detection, system control and fire extinguishing technologies, and via its nationwide direct sales force, has built a solid client base including major companies in iron and steel, power, petrochemical and transportation industries throughout China.  For more information about the Company, please go to http://www.chinafiresecurity.com.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Such statements include, among others, those concerning the expected timing of the completion of the merger, the parties' ability to complete the merger considering the various closing conditions, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. Forward-looking statements can be identified by the use of forward-looking terminology such as "will," "believes," "expects" or similar expressions.  Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and based upon premises with respect to future business decisions, which are subject to change.  We do not undertake to update the forward-looking statements contained in this press release.  Among others, the following risks, uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: the risk that the merger may be delayed or may not be consummated; the risk that the Merger Agreement may be terminated in circumstances that require us to pay a termination fee; risks related to the diversion of management's attention from our ongoing business operations; risks regarding the failure of Parent to obtain the necessary financing to complete the merger; the effect of the announcement of the proposed merger or operational activities taken in anticipation of the merger on our business relationships, operating results and business generally; the outcome of any legal proceedings that have been or may be instituted against us related to the Merger Agreement; the amount of the costs, fees, expenses and charges related to the merger; and risks related to obtaining the requisite consents to the merger.  For a description of additional risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and our subsequent SEC filings.  Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system at http://www.sec.gov.

CONTACT: China Fire & Security Group, Inc.
         Bin Gu, Investor Relations
         Tel: +86-10-8441-7400
         Email: ir@chinafiresecurity.com